NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 20, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 9, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the offer to purchase and merger agreement between AMCOL International Corporation and MA Acquisition Inc., a wholly owned subsidiary of MineralsTechnologies Inc. which became effective on May 9, 2014, each of the remaining shares of AMCOL International Corporation common stock not purchased in the tender offer will be converted into the right to receive the same $45.75 in cash that will be paid in the tender offer. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading at the close of trading session on May 9, 2014.